SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2002

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                   0-19278                   13-3357370
(State or other jurisdiction       (Commission          (IRS Identification No.)
     of incorporation)             file Number)

                  51 James Way, Eatontown, New Jersey       07724
               (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code (732) 542-2800

--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

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                              Item 5. Other Events

Attached hereto as Exhibit A is the press release Osteotech, Inc. issued September 30, 2002.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2002

                                           OSTEOTECH, INC.
                                            (Registrant)


                                 By: /s/ RICHARD W. BAUER
                                     -------------------------------------
                                     Richard W. Bauer
                                     President and Chief Executive Officer

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                                    EXHIBIT A

                         [LETTERHEAD OF OSTEOTECH INC.]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                             Contact:  Michael J. Jeffries
                                                  (732) 542-2800
September 30, 2002
                                                  NASDAQ Symbol: OSTE

       Osteotech Temporarily Suspends Certain Tissue Processing Operations
                   and Initiates Voluntary Retrieval of Tissue

Osteotech, Inc. announced today that it has temporarily and voluntarily suspended Base Tissue Segment processing operations but expects to resume this processing operation within five to nine days. This will not affect the processing or distribution of Grafton(R) DBM or the distribution of Graftech(R) bio-implants already in inventory.

All batches of tissue processed by Osteotech are tested for sterility according to industry practices. Any tissue found to be non-sterile is either reworked or discarded. The suspension of operations and market retrieval actions were taken by the Company due to higher than normal finished product sterility failures that occurred in our new processing facility and subsequently in our alternate site processing facility. During this period, the Company processed 693 donors with 15 of these donors, all of which were tested and found sterile, having been released to two clients prior to our instituting a hold on all tissue shipments to all clients. As a precaution, the Company initiated a voluntary retrieval of the tissue shipped to these two clients. Of the 15 donors that had been shipped, one of our clients informed us that tissue from nine of these donors was, in turn, shipped to hospital customers. Together with that client, we have recalled this tissue. We anticipate that the tissue being returned to the Company, the tissue that failed sterility testing and was retained at Osteotech, and the tissue placed in quarantine that did not fail sterility, will undergo a rework process and be returned to inventory for future distribution.

                                     - more

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The disruption to operations as a result of these events is expected to negatively impact revenues and earnings in the third quarter and may negatively affect revenue and earnings in the fourth quarter. The extent of the impact on either quarter has not yet been determined. As a result of this uncertainty, the Company is withdrawing its 2002 annual revenue guidance of $91.5 million to $93.5 million and diluted earnings per share of $.22 to $.24.

Richard W. Bauer, Osteotech's President and Chief Executive Officer commented, "I want to emphasize that the actions we are taking are precautionary. All the tissue that was shipped from our facility during this time of higher than normal sterility failures passed our sterility tests. The Osteotech name has always stood for quality-processed tissue. It is our firm belief that the precautionary steps we have taken is consistent with our belief that commitments to quality must be the foremost consideration in any business decision."

Osteotech will host a conference call on Tuesday, October 1, 2002 at 10:00 a.m. Eastern Time to discuss the voluntary retrieval of tissue. You are invited to listen to the conference call by dialing (913) 981-4900. The conference call will also be simultaneously Web Cast at http://www.osteotech.com on the Financial Highlights page. Automated playback will be available from 1:00 PM Eastern Time, October 1, through 12:00 AM, October 8, by dialing (719) 457-0820 and indicating access code 482428.

Any statements made about the Company's ability to restart tissue processing operations, ability to process tissue that meets all quality assurance and regulatory requirement and anticipated financial results are forward-looking statements subject to risks and uncertainties such as the risk that Osteotech's personnel may not be able to correct the problems causing the higher than average sterility failures within the time frame anticipated or successfully rework all of the quarantined and retrieved tissue and those risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Form 10-Q for each of the first two quarters of 2002. Actual results may differ materially from anticipated results.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information please go to Osteotech's website at www.osteotech.com.

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